Ben & Jerry's Homemade, Inc.

                                  Subsidiaries

                                                                Percentage of
                                             Jursidiction     Voting Stock Owned
Name of Subsidiary                         of Incorporation     by Registration
------------------                         ----------------     ---------------

Ben & Jerry's Canada (1992), Inc.               Canada               100%

Ben & Jerry's Children's Center, Inc.           Vermont              100%

Ben & Jerry's Homemade, Ltd.                United Kingdom           100%

Ben & Jerry's Homemade (FSC), Inc.             Barbados              100%

Ben & Jerry's Homemade Holdings, Inc.           Vermont              100%

Ben & Jerry's of New York                      New York              100%

Ben & Jerry's International, Inc.              Delaware              100%

Ben & Jerry's France SARL                       France               100%